Exhibit 99.3

PEMEX PROJECT FUNDING MASTER TRUST

Offer to Exchange

U.S. $9,841,000 9.125% Notes due 2010
which have been registered under
the Securities Act of 1933, as amended,
for
any and all of its outstanding
9.125% Notes due 2010
unconditionally guaranteed by
Petróleos Mexicanos

To Our Clients:

Enclosed for your consideration is a prospectus of Pemex Project Funding Master Trust (the “Issuer”) and Petróleos Mexicanos (the “Guarantor”), a decentralized public entity of the Federal Government of the United Mexican States, dated August [•], 2003 (the “Prospectus”), and letter of transmittal (the “Letter of Transmittal”), relating to the offer to exchange (the “Exchange Offer”) registered 9.125% Notes due 2010 (the “New Notes”) for any and all outstanding 9.125% Notes due 2010 (CUSIP Nos. 70645JAB8 (Restricted Global Note) and 70645KAB5 (Regulation S Global Note) and ISIN Nos. US70645JAB89 (Restricted Global Note) and US70645KAB52 (Regulation S Global Note)) (collectively, the “Old Notes”) upon the terms and subject to the conditions described in the Prospectus. The Exchange Offer is being made voluntarily. Holders participating in the Exchange Offer are required to pay an exchange fee of U.S. $6.00 for each U.S. $1,000 principal amount of Old Notes they exchange, which the Issuer will use to pay the expenses of the Exchange Offer.

The material is being forwarded to you as the beneficial owner of the Old Notes carried by us in your account but not registered in your name. A tender of such Old Notes may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf any Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal. We also request that you confirm that we may, on your behalf, make the representations and warranties contained in the Letter of Transmittal.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on September [•], 2003 (the “Expiration Date”), unless extended by the Issuer. The Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date, unless previously accepted by the Issuer.

Your attention is directed to the following:

1.      The Exchange Offer is for any and all Old Notes.

2.      The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer–Conditions of the Exchange Offer.”

3.      Any transfer taxes incident to the transfer of Old Notes from the holder to the Issuer will be paid by the Issuer, except as otherwise provided in Instruction 4 in the Letter of Transmittal. See “The Exchange Offer–Transfer Taxes” in the Prospectus.

4.      The Exchange Offer expires at 5:00 p.m., New York City time, on the Expiration Date, unless extended by the Issuer.

5.      If you wish to participate in the Exchange Offer, you must pay the exchange fee of U.S. $6.00 per U.S. $1,000 principal amount of Old Notes exchanged, so that we can forward this fee to Deutsche Bank Trust Company Americas, as Exchange Agent.

If you wish to have us tender any of your Old Notes, please so instruct us by completing, executing and returning to us the instruction set forth below. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Old Notes.

Instructions with Respect to the Exchange Offer

The undersigned acknowledge(s) receipt of your letter enclosing the Prospectus, dated August [•], 2003 of Pemex Project Funding Master Trust and Petróleos Mexicanos, a decentralized public entity of the Federal Government of the United Mexican States, and the related specimen Letter of Transmittal.

This will instruct you to tender the principal amount of Old Notes indicated below held by you for the account of the undersigned, pursuant to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal. (Check one).

Box 1	Please tender the Old Notes held by you for my account. If I do not wish to tender all of the Old Notes held by you for my account, I have identified on a signed schedule attached hereto the principal amount of Old Notes that I do not wish tendered.

Box 2	Please do not tender any Old Notes held by you for my account.

Date:
Signature

Please print name(s) here

Area Code and Telephone No.

Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all Old Notes.